Exhibit 23.02

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 24, 1994 (except Note 16 which is as of February 7, 1994), appearing on Page 21 of the Corning Incorporated 1993 Annual Report on Form 10-K for the year ended January 2, 1994. We also consent to the incorporation by reference of our report dated January 20, 1994 on the financial statements of Dow Corning Corporation, which appears on Page 56 of the Corning Incorporated Annual Report on Form 10-K for the year ended January 2, 1994. We also consent to the reference to us under the heading "Experts" in the Prospectus.

/s/ Price Waterhouse LLP
Price Waterhouse LLP


1177 Avenue of the Americas
New York, New York
December 13, 1994